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EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

June 28, 2005
Date of Report (Date of earliest event reported)

CPAC, INC.
(Exact name of registrant as specified in its charter)

New York	000-09600	16-0961040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2364 Leicester Road, Leicester, New York 14481
(Address of Principal Executive Offices and Zip Code)

(585) 382-3223
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 4 -- Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 28, 2005, management of CPAC, Inc. (the "Company") concluded that the Company's previously filed unaudited consolidated financial statements for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004 included in its respective Forms 10-Q should: (1) no longer be relied upon because of an error in such financial statements as addressed in Accounting Principles Board Opinion No. 20, and (2) be restated to reflect the accounting adjustments necessary to cure the error. Accordingly, the Company will restate its financial results for the periods described above and intends to file amendments to these Forms 10-Q as soon as practical. The Company and the Audit Committee discussed this matter with the Company's independent registered public accounting firm.

On June 30, 2005 the Company announced that it had filed for an extension of time to file its annual report on Form 10-K with the Securities and Exchange Commission. In connection with preparation of the Company's consolidated financial statements for the fiscal year ended March 31, 2005, certain items requiring adjustment to previously issued quarterly financial statements for that year were noted. The Company stated that more time is needed to assess the adjustment amounts by quarter and to finalize the consolidated financial statements.

The adjustments, which relate to inventory, should have been recorded in earlier quarterly periods within the same fiscal year. The adjustments will impact inventory value, cost of sales, and income tax benefit for each quarter, resulting in a net additional expense, in the range of $.01 to $.02 per share in each of the three quarters to be restated. Management currently believes that no annual or quarterly financial statements for any period prior thereto, require adjustment.

The misstatements were caused by a computational error in valuation of a component of inventory and related reliance on a spreadsheet for completion of such valuation. The spreadsheet was affected by the input of data that resulted in the computation of incorrect inventory values. Such error was not detected timely by Management in their review of the calculations. Management has determined that the error was caused by a material weakness in internal control over financial reporting relating to the review of the inventory valuation calculation and the spreadsheet used in the calculation.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with the adjustments and restatements described above, the Company's management has identified a control deficiency in the Company's internal control over financial reporting as of June 30, September 30, and December 31, 2004 and March 31, 2005. The control deficiency is the lack of appropriate senior management review of the inventory valuation calculations. As a result of this control deficiency, the Company misstated inventory and cost of sales, resulting in the restatement of the interim financial statements for fiscal 2005 and adjustments to the annual financial statements. In addition, this control deficiency could result in a misstatement of the aforementioned accounts that could result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency represents a material weakness in the Company's internal control over financial reporting.

As of the date of this filing, we are addressing the material control weakness in our internal control over financial reporting with respect to the reliance on and use of this spreadsheet. The remediation actions include development of a new spreadsheet and manual recomputation of the new spreadsheet for each of the quarters in each of the three years ended March 31, 2005. Additionally, Management will apply manual controls over the computation of the valuation on a quarterly basis for all future periods, and will document security control over the spreadsheet to ensure that it is not adjusted without appropriate review and written approval by senior accounting management.

On June 10, 2005 we reported our estimate of the financial results for the March 31, 2005 fiscal year end. At that

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time we reported an estimated loss for the full year in the range of ($.77) to ($.79) per share, or approximately ($3.7) to ($3.9) million. The Company believes the impact of these adjustments will not materially affect our previous estimate of full year financial results.

The Company expects to complete the Form 10-K filing by July 14, 2005, and will address the restatement of previously filed Forms 10-Q as quickly as possible thereafter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 5, 2005		CPAC, Inc. (Registrant)
	By:	/s/ Thomas J. Weldgen
Thomas J. Weldgen Vice President Finance and Chief Financial Officer